FORM 8-A/A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           Mpower Holding Corporation
             (Exact name of registrant as specified in its charter)


                Delaware                                 52-2232143
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

175 Sully's Trail, Suite 300, Pittsford, NY                   14534
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(Address of principal executive offices)                    (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

              Title of each class                             Name of each exchange on which
              to be so registered                             each class is to be registered

                     None
-----------------------------------------------      -------------------------------------------------


-----------------------------------------------      -------------------------------------------------


-----------------------------------------------      --------------------------------------------------

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

         Securities Act registration statement file number to which this form
         relates: N/A                  (if applicable)
                  -------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                    Series A Preferred Stock Purchase Rights
--------------------------------------------------------------------------------
                                 Title of Class

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


          This Amendment amends and supplements the Registration Statement on Form 8-A initially filed on July 16, 2003 (the "Form 8-A") by Mpower Holding Corporation. Capitalized terms used without definition in this Amendment shall have the respective meanings ascribed to them in the Form 8-A.

Item 1.   Description of Registrant's Securities to Be Registered.

          Item 1 of the Form 8-A is hereby amended and supplemented by adding the following at the end of Item 1 under the heading "The Merger Transaction":

          On May 4, 2006, U.S. TelePacific Holdings Corp., a Delaware corporation ("Parent"), TPMC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement and subject to the terms therein, Merger Sub will be merged (the "Merger") with and into the Company, with the Company being the surviving corporation in the Merger. Prior to the execution of the Merger Agreement, the Company and Continental Stock Transfer & Trust Company, as Rights Agent, entered into an Amendment to the Rights Agreement, dated as of May 4, 2006 (the "Rights Agreement Amendment") which amends the Rights Agreement (as amended by amendments thereto dated as of June 30, 2005 and March 14, 2005). The effect of the Rights Agreement Amendment is to permit execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement.

          In particular, the Rights Agreement Amendment provides that neither Parent, Merger Sub nor any of their affiliates shall be deemed to be an Acquiring Person, and a Distribution Date shall not be deemed to have occurred, and no holder of any Rights shall be entitled to exercise such Rights under the Rights Agreement, in any such case solely by virtue of the execution and delivery of the Merger Agreement. In addition, pursuant to the Rights Agreement Amendment, the Rights will cease to be exercisable upon consummation of the Merger.

          The Rights Agreement Amendment is incorporated by reference herein, and the foregoing description of the Rights Agreement Amendment is qualified in its entirety by reference to the Rights Agreement Amendment.

Item 2.   Exhibits.

4.1 Amendment dated as of May 4, 2006 to the Rights Agreement, dated as of July 10, 2003 (as amended June 30, 2005 and March 14, 2005), between Mpower Holding Corporation and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to the Company's Current Report on Form 8-K filed on May 9, 2006).

          SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                  MPOWER HOLDING CORPORATION


                                  By:        /s/ Russell I. Zuckerman
                                       -----------------------------------------
                                       Name:   Russell I. Zuckerman
                                       Title:  Senior Vice President, General
                                               Counsel and Secretary


Date: May 9, 2006